Exhibit 10.14

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 15, 2013, between D.S. Waters of America, Inc., a Delaware corporation (the “Company”), and Thomas J. Harrington (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer of the Company. In this capacity, the Executive shall have the responsibility for the overall management of the Company, subject to the oversight of the Board of Directors (the “Board”). The Executive shall report to the Board.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of for-profit or non-profit organizations with the prior written approval of the Board (in its sole discretion), (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

(c) The Executive shall continue to serve as a member of the Board for the remainder of the Employment Term.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, commencing as of the date hereof (the “Effective Date”) and continuing until such time as the Executive’s employment is terminated in accordance with Section 6 hereof, subject to Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. The Company agrees to pay the Executive an initial base salary at an annual rate of not less than $750,000, payable in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof). The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 100% of the Executive’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Compensation Committee (the “Committee”) in consultation with the Executive, provided that the Executive is employed on the last day of the calendar year giving rise to such Annual Bonus, except as provided in Section 7 hereof.

5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. The Executive shall be entitled to participate in any employee benefit plan, at the senior executive level, that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. However, the Company agrees for the duration of the Employment Term to provide life insurance benefits to Executive at or above the current level provided to the Executive, provided that such benefits may be reduced to the extent such a reduction is required by law, implemented in connection with a general concessionary arrangement affecting all senior management, generally applicable to the beneficiaries of the applicable plan, or in accordance with the terms of such plan.

(b) VACATIONS. The Executive shall be entitled to 4 weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto.

(d) HOUSING AND AUTOMOBILE ALLOWANCE. The Executive shall be entitled to: (i) an annual housing allowance equal to $50,000; and (ii) an annual automobile allowance equal to $14,400. The benefits provided under this Section 5(d) are payable biweekly in accordance with the regular payroll, tax and withholding practices of the Company. Executive shall be entitled to relocation expenses as provided under the DS Waters of America, Inc. —Executive, VP & GM Homeowner Relocation Policy Guide dated January 2006 for the relocation of his permanent residence from

Chicago, Illinois to Atlanta, Georgia provided that such relocation expenses shall not exceed $75,000 and in the event that the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, in either case within one year of the date such relocation is completed, then the Executive shall be required to reimburse the Company for a prorated share of relocation expenses, calculated as 1/12 of the total amount for each month less than a full year worked after the relocation was completed. The Executive’s housing allowance will cease upon the completion of the Executive’s relocation to Atlanta, Georgia.

(e) LEGAL FEES. Within thirty (30) days upon presentation of appropriate documentation, the Company shall pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement, up to a maximum of $15,000.

6. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties, with or without a reasonable accommodation (in the case of essential job functions), hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period. Notwithstanding the foregoing, in the event that as a result of earlier absence because of mental or physical incapacity Executive incurs a “separation from service” within the meaning of such term under “Code Section 409A” (as defined in Section 23 hereof) Executive shall on such date automatically be terminated from employment as a Disability termination.

(b) DEATH. Automatically on the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean:

(i) the Executive’s material incompetence, willful misconduct or gross negligence in the performance of the Executive’s duties to the Company;

(ii) the Executive’s willful failure to perform the Executive’s duties to the Company or to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity) within 10 days following written demand for performance (and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), provided that no such written demand shall be required if the Executive’s failure under this clause (ii) is not, in the reasonable judgment of the Company, curable by the Executive;

(iii) commission of, indictment for, conviction of, or pleading of guilty or nolo contender to, a felony or any crime involving moral turpitude; or

(iv) the Executive’s performance of any act of theft, fraud, or dishonesty in connection with the performance of the Executive’s duties to the Company; or

(v) a material breach of this Agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written material policy, in each case which is not cured within 10 days following written notice of such breach or violation, provided that no such written demand shall be required if the Executive’s breach or violation under this clause (v) is not, in the reasonable judgment of the Company, curable by the Executive.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Thirty days after Executive provides written notice to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company that the Executive intends to terminate the Executive’s employment hereunder for one of the reasons set forth below:

(i) a material diminution in the Executive’s Base Salary or Target Bonus or aggregate benefits (other than a reduction in benefits which is required by law, implemented in connection with a general concessionary arrangement affecting all senior management, generally applicable to all beneficiaries of such plans, or in accordance with the terms of any such plans);

(ii) a material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(iii) a relocation of the Executive’s primary work location by more than 50 miles from its then current location in Atlanta, Georgia.

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, provided, that no termination for Good Reason based on such circumstances shall occur more than one hundred eighty (180) days after the initial existence of such Good Reason event. The failure by the Executive to (i) provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, or (ii) terminate for Good Reason within one hundred eighty (180) days from the first occurrence of such event, shall in either case be deemed an irrevocable waiver by the Executive of any claim that such circumstances may constitute “Good Reason,” but shall not prevent the Executive from terminating for Good Reason in accordance with the terms of this Agreement based on different or new circumstances constituting Good Reason.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date and terminate the employment of the Executive at such earlier time).

7. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iv) hereof to be paid no later than the sixtieth (60th) day following termination of employment):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination of employment;

(iii) payment of any accrued but unused vacation time in accordance with Company policy;

(iv) any unpaid Annual Bonus attributable to service by the Executive for the full year immediately preceding his termination, paid at such time bonuses are paid generally to other employees; and

(v) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”); and

(vi) payment of Executive’s Annual Bonus (if any) for the year of termination, based on actual results and prorated through the date of termination, paid at such time bonuses are paid generally to other employees.

(b) DISABILITY. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits no later than the sixtieth (60th) day following his termination of employment, and shall pay the Executive’s Annual Bonus (if any) for the year of termination, based on actual results and prorated through the date of termination, paid at such time bonuses are paid generally to other employees.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (x) by the Company for Cause, or (y) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits no later than the sixtieth (60th) day following his termination of employment.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (i) by the Company other than for Cause, or (ii) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 21 hereof:

(i) the Accrued Benefits; and

(ii) subject to the Executive’s compliance with the obligations in Sections 8, 9 and 10 hereof, and, subject to Section 23 hereof in the case of amounts in excess of the Separation Pay Limit to the extent that the Separation Pay Limit is applicable, the “Severance Payment.” The Severance Payment shall be an amount equal to the sum of (a) the Executive’s annual Base Salary in effect on the date of termination and (b) the Executive’s most recently paid Annual Bonus; provided, that if the Executive is terminated on or before December 31, 2013, then the Severance Payment shall be $1,500,000. The Severance Payment shall be payable to you in a lump sum no later than 60 days after your termination date and within 5 days after the release described below becomes effective and is no longer subject to revocation, provided that, to the extent the Severance Payment is subject to Code Section 409A, if the date of execution of the release could result in the payment of the Severance Payment occurring in either the calendar year in which your termination date occurs or the following calendar year, then the Severance Payment shall be paid on the first payroll date occurring in such following calendar year; and

(iii) an amount equal to the Executive’s estimated COBRA premiums for medical, dental, and vision coverage for a twelve-month period, paid monthly and calculated based on the coverage in effect for the Executive and his dependents on his termination date (the “COBRA Payments”); provided, that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, the COBRA Payments shall immediately cease.

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

8. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than amounts described in Section 7(a)(ii) hereof) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the same form attached hereto as Exhibit A. Such release shall be executed and delivered on or before the fifty-second (52nd ) day following termination, such that the release shall be no longer subject to revocation as of the sixtieth (60th) day following termination;

provided that the Company delivers to the Executive such release on or before the seventh (7th) day following termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY.

(i) The Executive expressly agrees, at all times, during and subsequent to the Executive’s service with the Company, to maintain the confidentiality of, and not to disclose to or discuss with, any person any Confidential Information (as hereinafter defined), except (i) to the extent reasonably necessary or appropriate to perform the Executive’s duties and responsibilities, including, without limitation, furthering the interests of the Company and/or developing new business for the Company (provided that Confidential Information relating to (x) personnel matters related to any present or former employee, partner or member of the Company or (y) the financial structure, financial position or financial results of the Company or any of its subsidiaries, affiliated companies or businesses (collectively, the “Company Group”), shall not be so used without the prior consent of the Company), (ii) with the prior written consent of the Company, or (iii) as otherwise required by law, regulation or legal process or by any regulatory or self-regulatory organization having jurisdiction; provided that a copy of the provisions set forth in this Section 9 may be disclosed to the Executive’s prospective future employers upon request in connection with the Executive’s application for employment.

(ii) For purposes of this Agreement, “Confidential Information” means information concerning the business, affairs, operations, strategies, policies, procedures, organizational and personnel matters related to any present or former employee, partner or member of the Company, including compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments, investment results, existing or prospective clients or investors, computer programs or other confidential information related to the business of the Company or to its members, actual or prospective clients or investors (including funds managed by members of the Company Group), their respective portfolio companies or other third parties. Such information may have been or may be provided in written or electronic form or orally. All of such information, from whatever source learned or obtained and regardless of the Company’s connection to the information, is referred to herein as “Confidential Information.” Confidential Information does not include any such information which (a) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by me without the Company’s authorization, (b) has been independently developed and disclosed by others, or (c) has otherwise entered the public domain through lawful means.

(b) NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, the Executive shall not, directly or indirectly, during the Executive’s service with the Company, and for a period ending twelve months following the termination of the Executive’s service, provide services to or have any interest in (including, but not limited to, any interest in or association as a sole proprietor, owner, employer, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) any Competitive Business; provided, however, that with respect to the equity of any Competitive Business which is or becomes publicly traded, the Executive’s ownership as a passive investor of less than 3% of the outstanding publicly traded stock of a Competitive Business shall not be deemed a violation of this subsection (b). For purposes of this Agreement, “Competitive Business” means any business, in any geographical or market area where the Company or any of its subsidiaries, joint venturers or “sister” entities (but only those “sister” companies under common control by the same parent and which engage in the same businesses as the Company)(collectively, the “Non-Compete Company Group”), conducts business or provides products or services, that competes with the business of the Company, including any water filtration, filtration services or filtration equipment business, any beverage business that offers home and office delivery, any point of use business involved in water or beverages, any retail water business, any bottled water business, any brewed beverage (including, without limitation, coffee) business, or any other business in which the Non-Compete Company Group is engaged during the term of the Executive’s service and any business that the Non-Compete Company Group was actively considering conducting at the time of the Executive’s termination of service and of which the Executive has, or reasonably should have, knowledge,

(c) NONSOLICITATION; NONINTERFERENCE.

(i) The Executive shall not, directly or indirectly, during the Executive’s service with the Company, and for a period ending twelve months following the termination of the Executive’s service, (a) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Customer or Prospective Customer for or on behalf of an existing or prospective Competitive Business; (b) perform, provide or assist any other individual, person, firm or other entity in performing or providing, services similar to those provided by the Executive, for any Customer or Prospective Customer; or (c) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between the Company and (i) a Customer or Prospective Customer or (ii) any supplier. For purposes of this Agreement, “Customer” shall mean any person, firm, corporation or other organization whatsoever for whom the Company provided goods or services and with whom the Executive had material contact during the Executive’s employment with the Company. “Prospective Customer” shall mean any person, firm, corporation or other organization whatsoever with whom the Company has had any negotiations or discussions regarding the possible engagement of business and with whom the Executive had material contact during the Executive’s employment with the Company.

(ii) The Executive shall not, directly or indirectly, during the Executive’s service with the Company, and for a period ending twelve months following the termination by the Company of the Executive’s service, solicit, employ, engage or retain, or assist any other individual, person, firm or other entity in soliciting, employing, engaging or retaining, (a) any employee or other agent of any member of the Company Group, including, without limitation, any former employee or other agent of any member of the Company Group who ceased working for such member of the Company Group within the twelve-month period immediately preceding or following the date on which the Executive’s service with the Company terminated or (b) any consultant or senior adviser that the Executive knows is under contract with any member of the Company Group (collectively “Restricted Employee or Consultant”). For purposes of this subsection (c)(ii), “solicit” means to have any direct or indirect communication of any kind whatsoever for the purpose of inducing such Restricted Employee or Consultant to end his or her relationship the Non-Compete Company Group. This provision shall not prohibit any entity by which the Executive is employed or for which the Executive consults from hiring any Restricted Employee or Consultant if the Executive has had no direct or indirect part or role in such solicitation or hiring, including providing any Confidential Information about such Restricted Employee or Consultant.

(d) NONDISPARAGEMENT. The Executive agrees that, during the Executive’s service with the Company, the Executive will not, directly or indirectly, through any agent or affiliate, make any disparaging comments (whether of a professional or personal nature) to any third party (including without limitation any present or former member, partner or employee of any member of the Company Group) regarding any member of the Company Group which, in each case, are reasonably expected to result in damage to the business or reputation of any member of the Company Group or any of its affiliates, members, partners or employees. The foregoing nondisparagement provision does not apply on occasions when Employee provides truthful information in good faith to any federal, state, or local agency investigating an alleged violation of any anti-discrimination or other employment-related law or otherwise gathering information pursuant to any official investigation, hearing, trial or proceeding. The Executive shall also (i) be permitted to defend himself against any statement made by the other party (including those made by any officer or agent of a member of the Company Group that is intended or reasonably likely to disparage the Employee’s reputation if the Employee has a reasonable good faith belief that the his statements in such defense are not false statements, (ii) be permitted while employed as an officer of the Company, to make any statement not otherwise false or misleading that the Executive determines in good faith is reasonably necessary or appropriate to the discharge of his duties as an officer of the Company, and (iii) provide truthful testimony in any legal proceeding.

(e) WORK PRODUCT. All work developed by the Executive in the course of his employment with the Company is owned exclusively by the Company, including but not limited to, written materials, inventions, ideas, documentation, reports, processes, publications and research results (collectively, “Company Work Product”), and the Executive agrees not to duplicate in any manner whatsoever any Company Work Product, other than in the ordinary course of the Executive’s work for the Company. The

Executive hereby assigns, to the maximum extent permitted by applicable law, all rights and intellectual property rights in Company Work Product (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. The Executive shall take all requested actions and execute all requested documents at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Work Product. If the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its designee as the Executive’s agent and attorney in fact, to act for and on the Executive’s behalf and stead to execute such document and do all other lawfully permitted acts in connection with the foregoing. In the event that the Executive’s engagement as an employee of the Company is terminated for any reason, the Executive will return to the Company any Company Work Product or copies thereof, as well as any documents, lists, computer-generated material, computer files or information in whatever form that the Executive has either received from the Company or have prepared for the Company during the course of the Executive’s engagement as an employee of the Company. Notwithstanding anything in this Agreement to the contrary, Company Work Product does not include any invention that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, Confidential Information or actual or anticipated research or development, unless such invention (a) relates to the Company’s business or actual or anticipated research or development, or (b) results from any work performed by the Executive for the Company.

(f) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books and electronic contact information provided that such items only include contact information. To the extent that the Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with the Executive in transferring such cell phone number to the Executive’s individual name following termination.

(g) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h) TOLLING. In the event of any violation of the provisions of this Section 9, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period associated with efforts to negotiate and settle any bona fide claim (but in no event shall such extension exceed 60 days in connection with such negotiations), or the period associated with any litigation commenced by the Company as a result of such violation (but such extension shall be effective only if the Company prevails in such litigation).

(i) SURVIVAL OF PROVISIONS. The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

10. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and as is reasonable thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 10.

11. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by the Executive of Section 9 or Section 10 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

12. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

D.S. Waters of America, Inc.

5660 New Northside Drive, Suite 500

Atlanta, Georgia 30328

Attention: [NAME]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Atlanta, Georgia(applying Delaware law) in accordance with the employment dispute resolution rules of JAMS then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company.

18. INDEMNIFICATION AND LIABILITY INSURANCE. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the Charter and By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement, in the same amount and to the same extent as the Company covers its other current and former officers and directors.

19. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board, No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof (including, without limitation, that certain Change in Control/Severance Payment letter, dated January 5, 2012 and agreed to by the Executive on January 19, 2012, which shall no longer have any force or effect), but expressly excluding the Transaction Management Incentive Plan, and all equity plans or agreements which are effective as of the date hereof, including those which have been identified by the parties on Schedule A attached hereto, which shall remain in effect and which are not superseded by this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to the choice of law principles thereof. The parties to this Agreement acknowledge, for purposes of Delaware choice of law principles, that this Agreement involves amounts in excess of $100,000.

20. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder, and (c) in connection with his employment with the Company, the Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

21. TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

22. PARACHUTE PAYMENTS. Notwithstanding anything in this Agreement to the contrary, if the Executive is a “disqualified individual” within the meaning set forth under Treasury Regulation Section 1.280G-1, Q/A-15, as determined by the Company, then any payment under this Agreement that constitutes an “excess parachute payment” within the meaning of Section 280G of the Code (an “Excess Parachute Payment”), shall be expressly conditioned upon disclosure to and approval by the Company’s stockholders in compliance with Treasury Regulation Section 1.280G-1, Q/A-7 (the “Stockholder Approval Exemption Requirements”). The Board agrees to submit to the Company’s stockholders and to recommend their approval of, (i) the potential payments payable upon a termination of employment under this Agreement, (ii) the potential payments payable to Executive under the Company Transaction Management Incentive Plan, and (iii) any other payment that would, absent such stockholder approval, constitute an Excess Parachute Payment, in accordance with the Stockholder Approval Exemption Requirements. If such stockholder approval is not obtained, the amount of the payments shall be reduced as necessary so that no Excess Parachute Payment shall be paid. To the extent that the Company has equity securities that are readily tradable on an established securities market or otherwise, so as to render the Stockholder Approval Exemption Requirements referenced above unavailable, then any payment that the Executive is entitled to receive under this Agreement or any other agreement, plan or arrangement that would (if paid), either alone or in the aggregate with other payments or benefits payable to the Executive, constitute an Excess Parachute Payment, will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof, along with any other payments or benefits payable to the Executive, will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments under this Agreement or any other agreement, plan or arrangement, notwithstanding that all or some portion of such payments may be subject to the excise tax imposed under Section 4999 of the Code. All determinations required to be made hereunder shall be made in consultation with the Company’s independent public accounting firm and at the Company’s expense.

23. CODE SECTION 409A COMPLIANCE.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”), Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 23 (b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the term “Separation Pay Limit” shall mean, two (2) times the lesser of (i) the Executive’s annualized compensation based on the Executive’s annual rate of pay for the taxable year of the Executive preceding the taxable year in which the Executive has a “separation from service,” and (ii) the maximum amount that may be taken into account under a tax qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive incurs a “separation from service.”

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred,

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of Executive’s execution of the General Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year,

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

D.S. WATERS OF AMERICA, INC.

By:	/s/ Ron Z. Frieman
Name:	Ron Z. Frieman
Title:	CFO

THOMAS J. HARRINGTON

/s/ Thomas J. Harrington

EXHIBIT A

AGREEMENT AND RELEASE

THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of [                    ], is made by and between Thomas J. Harrington (the “Executive”) and D,S. Waters of America, Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of February 15, 2013 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive certain payments and other benefits, as set forth in Section 7 of the Employment Agreement subject to the execution of this General Release;

WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such payments and benefits pursuant to Section 7 of the Employment Agreement; and

WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. (a) Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”); does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasers”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs other than claims for such fees and costs that are not released pursuant to Section l(b) below) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers, including, without limitation, any obligations of Employer Releasees in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement, except that Executive’s obligations shall remain under Sections 9 and 10 of the Employment Agreement; or (d) any events, acts, or omissions occurring on or prior to the date of this General Release (collectively, “Executive Claims”). The foregoing release, discharge and waiver includes, but is not limited to, all waivable Executive Claims and any obligations, liabilities or causes of action arising from such Executive Claims, under common law including, but not limited to, wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Base Salary earned thereunder), libel, slander, defamation or intentional infliction of emotional distress; and further includes, but is not limited to, any claims and claims under any federal, state or local statute, ordinance, or regulation, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation 42 U.S.C. § 1981, 42 U.S.C, § 1982, and 42 U.S.C. § 1985, the National Labor Relations Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Georgia Fair Employment Practices Act of 1978, the Georgia Equal Pay Act, the Georgia Equal Employment for People With Disabilities Code, or any other applicable state or local labor or human rights laws, as such laws have been amended, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress, damages, attorneys or experts fees, interest and penalties relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment, and any claims under the Worker Adjustment and Retraining Notification Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.

(b) Notwithstanding anything contained in Section l(a) above to the contrary, nothing contained in herein shall constitute a release by any Executive Re leaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any right to indemnification, advancement of legal fees or directors and officers liability insurance coverage existing under the constituent documents of the Company or applicable state corporate, limited liability company and partnership statutes or pursuant to any agreement, plan or arrangement; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to receive severance and other benefits under the Employment Agreement; (iv) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; or (v) this General Release or any of its terms or conditions. Executive shall indemnify and hold the Company harmless from any claim by any Executive Releaser that has been released hereunder.

2. Excluded from this General Release and waiver are any claims that cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to, and will not accept, any monetary payment should any government agency (such as the Equal Employment Opportunity Commission or Department of Labor) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency, any court, or arbitrator.

3. Executive acknowledges that Executive is not entitled to, and will not receive, any payments or benefits of any kind from the Employer Releasees, as the case may be, other than as set forth in this General Release, and that no representations or promises to the contrary have been made to Executive. Executive further acknowledges and agrees that the consideration received for this General Release exceeds any payment, benefit or other thing of value that the Company may owe Executive for his services,

4. Executive agrees that, after Executive’s service with the Company, Executive will not, directly or indirectly, through any agent or affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or other third party (including without limitation any present or former member, partner or employee of any member of the Company Group) or entity regarding any member of the Company Group (or the terms of any agreement or arrangement of any member of the Company Group) or any of their respective affiliates, members, partners or employees, or regarding Executive’s relationship with any member of the Company Group or the termination of such relationship which, in each case, are reasonably expected to result in damage to the business or reputation of any member of the Company Group or any of its affiliates, members, partners or employees. The foregoing nondisparagement provision does not apply on occasions when Executive provides truthful information in good faith to any federal, state, or local agency investigating an alleged violation of any anti-discrimination or other employment-related law or otherwise gathering information pursuant to any official investigation, hearing, trial or proceeding or providing truthful testimony in any legal proceeding. The Company agrees that its then current or acting Chief Executive Officer will not, and will direct his or her direct reports not to, directly or indirectly, make any disparaging comments or criticisms (whether of a professional or personal nature) about Executive, which are reasonably expected to result in damage to the business or reputation of Executive; provided that nothing shall restrict such individuals or the Company from making any legitimate disclosure required under any law or regulations or if necessary in the course of its business and operations (including any such disclosures to its counsel and outside accountants).

5. Each party agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

6. Executive acknowledges and recites that he has:

(a) executed this General Release knowingly and voluntarily;

(b) had a reasonable opportunity to consider this General Release;

(c) read and understands this General Release in its entirety;

(d) been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it; and

(e) relied solely on his own judgment, belief and knowledge, and such advice as he may have received from his legal counsel.

7. Section 17 of the Employment Agreement, which survives the expiration of the Employment Agreement, shall apply to any dispute with regard to this release.

8. Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company or any of its affiliates, and Executive has had an opportunity to negotiate the terms of this General Release and (b) he has been offered fifty two (52) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 13 of the Employment Agreement.

9. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

10. This General Release may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

D.S. WATERS OF AMERICA, INC.:

By:	/s/ Ron Z. Frieman
Name: Ron Z. Frieman
Title: CFO

EXECUTIVE:

/s/ Thomas J. Harrington
Name: Thomas J. Harrington

Schedule A

Existing Equity Rights

•	DSW Group, Inc. Stock Option Plan

•	Stock options granted on June 1, 2006, September 9, 2008, and December 1, 2009

•	Units in DS Waters Holdings LLC (providing a profits interest in proceeds to the LLC)

•	Right to Minority Guaranteed Payments as provided in the Restructuring Settlement and Plan Support Agreement, as amended, and the Minority Guaranteed Payments Agreement

21